Exhibit 3.2

OSISKO MINING CORPORATION

(the “Corporation”)

MANAGEMENT PROXY CIRCULAR

ANNUAL MEETING OF SHAREHOLDERS

REGISTERED SHAREHOLDERS

You will have received a form of proxy from the Corporation’s transfer agent, CIBC Mellon Trust Company (“CIBC Mellon”). Complete, sign and mail your form of proxy in the postage prepaid envelope provided or fax it to the number indicated on the form.

NON-REGISTERED SHAREHOLDERS

Your common shares (the “Common Shares”) are held in the name of a nominee (securities broker, trustee or other financial institution). You will have received a request for voting instructions from your broker. Follow the instructions on your Voting Instruction Form to vote by telephone, Internet or fax, or complete, sign and mail the Voting Instruction Form in the postage prepaid envelope provided. To vote in person at the meeting, see the box on page 4 of the management proxy circular (the “Management Proxy Circular”).

PROXY VOTING

Who is soliciting my proxy?

The enclosed form of proxy is being solicited by the management of the Corporation in connection with the annual meeting of shareholders (the “Meeting”) and the associated costs will be borne by the Corporation. The solicitation of proxies will be primarily by mail, but may be by telephone or other personal contact by Directors of the Corporation, such Directors receiving no compensation therefore. In addition, the Corporation shall, upon request, reimburse brokerage firms and other custodians for their reasonable expenses in forwarding proxies and related material to beneficial owners of Common Shares of the Corporation.

How do I vote?

There are two ways you can vote your Common Shares if you are a registered shareholder. You may vote in person at the Meeting or you may sign the enclosed form of proxy appointing the named persons or some other person you choose, who need not be a shareholder, to represent you as proxyholder and vote your Common Shares at the Meeting. If your Common Shares are held in the name of a nominee, please see the box on page 4 for voting instructions.

What if I plan to attend the Meeting and vote in person?

If you are a registered shareholder and plan to attend the Meeting on June 30, 2009 and wish to vote your Common Shares in person at the Meeting, do not complete or return the form of proxy. Your vote will be taken and counted at the Meeting. Please register with the transfer agent, CIBC Mellon, upon arrival at the Meeting. If your Common Shares are held in the name of a nominee, please see the box on page 4 for voting instructions.

What am I voting on?

Shareholders will be asked to vote on the following matters:

1.               the election of Directors to the Board of Directors of the Corporation for 2009;

2.               the appointment of auditors for the Corporation for 2009 and on the authorization for the Directors to fix their remuneration; and

3.               any such other business as may properly be brought before the Meeting or at any adjournment thereof.

(for further information, please refer to the heading “Agenda for Shareholders Meeting”.)

Other than as specifically discussed under the heading “Agenda for Shareholders Meeting”, no director or senior officer, past, present or nominated hereunder, or any associate or affiliate of such persons, or any person on behalf of whom this solicitation is made, has any interest, direct or indirect, in any matter to be acted upon at the Meeting, except that such persons may be directly involved in the normal business of the Meeting or the general affairs of the Corporation.

What if I sign the form of proxy enclosed with this circular?

Signing the enclosed form of proxy gives authority to Victor Bradley or Sean Roosen, each of whom is a director of the Corporation, or to another person you have appointed, to vote your Common Shares at the Meeting.

Can I appoint someone other than these Directors to vote my Common Shares?

Yes. Write the name of this person, who need not be a shareholder, in the blank space provided in the form of proxy. It is important to ensure that any other person you appoint is attending the Meeting and is aware that he or she has been appointed to vote your Common Shares. Proxyholders should, upon arrival at the Meeting, present themselves to a representative of CIBC Mellon.

What do I do with my completed proxy?

Return it to the Corporation’s transfer agent, CIBC Mellon, at 2001 University Street, Suite 1600, Montréal, Québec, H3A 2A6, or by fax to (514) 285-3640 (within Canada and the United States), no later than 5:00 p.m. (Eastern Daylight Time) on Friday, June 26, 2009. This will ensure that your vote is recorded.

If I change my mind, can I take back my proxy once I have given it?

Yes. If you change your mind and wish to revoke your proxy, prepare a written statement to this effect. The statement must be signed by you or your attorney as authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized. This statement must be delivered at the above-mentioned registered office of CIBC Mellon, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits the proxy is revoked.

How will my Common Shares be voted if I give my proxy?

The persons named on the form of proxy must vote or refrain from voting your Common Shares, or must vote for or against the matters on the agenda, in accordance with your directions, or you can let your proxyholder decide for you. Where shareholders have not specified in the form of proxy the manner in which the designated proxy holders are required to vote the Common Shares represented thereby as to any matter to be voted on, such Common Shares will be voted on any ballot that may be called FOR or IN FAVOUR of such matter. Please refer to the heading “Agenda for Shareholders’ Meeting”.

What if amendments are made to these matters or if other matters are brought before the Meeting?

The persons named in the form of proxy will have discretionary authority with respect to amendments or variations to matters identified in the enclosed form of proxy and with respect to other matters which may properly come before the Meeting. As of the time of printing of this Management Proxy Circular, management of the Corporation knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the form of proxy will vote on them in accordance with their best judgment.

How many Common Shares are entitled to vote?

As of April 30, 2009, there are 257,366,294 Common Shares of the Corporation issued and outstanding, each of which is entitled to one vote at the Meeting. Only shareholders registered at the close of business on April 30, 2009 (the “Record Date”) are entitled to receive notice of and to vote at the Meeting unless after that date a shareholder of record transfers his shares and the transferee, upon producing properly endorsed certificates evidencing such shares or otherwise establishing that he owns the shares, requests no later than 10 days before the Meeting that the transferee’s name be included on the list of shareholders entitled to vote, in which case such transferee is entitled to vote such shares at the Meeting.

To the knowledge of the management of the Corporation, as of April 30, 2009, only EurAsia Holding AG holds, in the Corporation’s registry, more than 10% of the issued Common Shares of the Corporation, representing 42,274,034 Common Shares (16.43%).  Based on the information available on SEDAR, Goodman & Company, Investment Counsel Ltd. holds 42,234,789 common shares of the Corporation, representing 16.41% of the Corporation issued and outstanding common shares.

As of the date hereof, the Directors and Officers, as a group, own beneficially, directly, 5,269,715 Common Shares, representing 2.05% of the currently issued and outstanding Common Shares.

What if ownership of Common Shares has been transferred after April 30, 2009?

The person who acquired such Common Shares after April 30, 2009, must produce properly endorsed share certificates or otherwise establish that he or she owns the Common Shares and must ask the Corporation no later than 5:00 p.m. (Eastern Daylight Time) on June 19, 2009 that his or her name be included in the list of shareholders before the Meeting in order to be entitled to vote these Common Shares at the Meeting.

Who counts the votes?

The Corporation’s transfer agent, CIBC Mellon, counts and tabulates the proxies. This is done independently of the Corporation to preserve the confidentiality of individual shareholder votes. Proxies are referred to the Corporation only in cases where a shareholder clearly intends to communicate with management or when it is necessary to do so to meet the requirements of applicable law.

If I need to contact the transfer agent, how do I reach them?

For general shareholder enquiries, you can contact the transfer agent by mail at:

CIBC Mellon Trust Company

2001 University Street

Suite 1600

Montréal, Québec, Canada H3A 2A6

or by telephone:

within Canada and the United States at 1-514-285-3600

or by fax:

within Canada and the United States at 1-514-285-3640

If my Common Shares are not registered in my name but are held in the name of a nominee (a bank, trust Corporation, securities broker, trustee or other), how do I vote my Common Shares?

There are two ways you can vote your Common Shares held by your nominee. As required by Canadian securities legislation, you will have received from your nominee either a request for voting instructions or a form of proxy for the number of Common Shares you hold. For your shares to be voted for you, please follow the voting instructions provided by your nominee. Since the Corporation has limited access to the names of its non-registered shareholders, if you attend the Meeting, the Corporation may have no record of your shareholdings or of your entitlement to vote unless your nominee has appointed you as proxyholder. Therefore, if you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or form of proxy and return same by following the instructions provided. Do not otherwise complete the form as your vote will be taken at the Meeting. Please register with the transfer agent, CIBC Mellon, upon arrival at the Meeting.

What is the final date to submit a shareholder proposal for the next Annual Meeting?

The final date for submitting shareholder proposals to the Corporation for the next annual meeting of the shareholders is February 12, 2010.

AGENDA FOR SHAREHOLDERS’ MEETING

1.                                     Election of Directors

Shareholders will be asked to elect seven Directors to serve, subject to the Corporation’s by-laws, until the next annual meeting of shareholders or until their respective successors have been duly elected or appointed. It is the intention of the persons named in the accompanying form of proxy to vote at the Meeting for the election as Directors of the persons named below.

The following table sets forth certain information concerning the persons to be nominated for election as Directors of the Corporation, including their beneficial ownership of Common Shares as of April 30, 2009. Unless otherwise indicated, each nominee holds sole voting and investment power over his shares.

Name, Residence and Office Held	Director Since	Principal Occupation	Number and Percentage of Common Shares Beneficially Owned or Controlled
Sean Roosen Ontario, Canada President, Chief Executive Officer and Director	September 2003	President and Chief Executive Officer of the Corporation(5)	957,400 (0.37	(6) )%
Robert Wares (4) Québec, Canada Executive Vice President, Chief Operating Officer and Director	August 1998	Executive Vice President and Chief Operating Officer of the Corporation	2,016,150 (0.78	(7) )%
Victor Bradley (1) (2) Ontario, Canada Director and Chairman of the Board of Directors	November 2006	Chartered Accountant and Corporate Director	— (—	(8) )%
Norman Storm (2) (3) Jurmala, Latvia Director	October 2003	Chief Executive Officer of EurAsia Holding AG, principal shareholder of the Corporation	925,000 (0.36	(9) )%
Staph Leavenworth Bakali (1) (2) (3) London, United Kingdom Director	March 2006	President and CEO of Genocea Biosciences	100,000 (0.04	(10) )%
André J. Douchane (1) (4) Ontario, Canada Director	June 2007	President and Chief Executive Officer of Starfield Resources Inc.	— (—	(11) )%
Serge Vézina (3) (4) Québec, Canada Director	September 2007	Mining and Metallurgical Consultant	— (—	(12) )%

Notes:
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Governance / Nomination Committee.
(4)	Member of the Environment, Health and Safety Committee.
(5)	Mr. Roosen is also Chief Operating Officer of EurAsia Holding AG, principal shareholder of the Corporation.
(6)	Excludes 600,000 shares of the Corporation subject to options.
(7)	Excludes 750,000 shares of the Corporation subject to options.
(8)	Excludes 675,000 shares of the Corporation subject to options.
(9)	Excludes 65,000 shares of the Corporation subject to options.
(10)	Excludes 75,000 shares of the Corporation subject to options.
(11)	Excludes 650,000 shares of the Corporation subject to options.
(12)	Excludes 675,000 shares of the Corporation subject to options.

Each nominee as Director supplied the information concerning the number of Common Shares over which he exercises control or direction.

All of the proposed nominees were elected to his present term of office by the shareholders of the Corporation at a meeting in respect of which the Corporation circulated to shareholders a management proxy circular.

As of April 30, 2009, the Directors and Officers, as a group, own beneficially, directly, 5,269,715 Common Shares, representing 2.05% of the currently issued and outstanding Common Shares excluding 6,906,667 Common Shares subject to option. The information as to Common Shares beneficially owned or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective Directors and officers individually.

To the knowledge of the Corporation no proposed director of the Corporation is, or has been within 10 years before the date of this management proxy circular, a director, chief executive officer or chief financial officer of any company (including the Corporation) that:

i)                       was subject to a cease trade order or similar order to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days; or

ii)                    was subject to an order issued after a proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

iii)                 while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

to the exception of Robert Wares who was a director of Wildcat Silver Corporation when it received notice from the British Columbia Securities Commission of the issuance of a management cease trade order on October 30, 2007 in connection with the late filing of its annual audited consolidated financial statements for the fiscal year ending June 30, 2007. The management cease trade order was revoked on January 8, 2008.

To the knowledge of the Corporation, no proposed director of the Corporation has, within the 10 years before the date of this management proxy circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

Furthermore, to the knowledge of the Corporation, no proposed director of the Corporation has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

Unless such authority is withheld, the persons named in the enclosed proxy form intend to vote at the Meeting on the election of these Directors. The proposal requires the approval of a majority of the votes cast at the Meeting.

2.                                     Appointment of Auditors

The shareholders of the Corporation are asked to vote for the appointment of PricewaterhouseCoopers LLP (“PWC”), as auditors of the Corporation for the financial year ending December 31, 2009 and to authorize the Directors to establish their remuneration. PWC were initially appointed on March 12, 2007 in replacement of Villeneuve & Venne, Chartered Accountants to conduct the Audit of the fiscal year ended December 31, 2006.

Unless the form of proxy states otherwise, or if the right to vote is not exercised for the appointment of the auditors, the persons named in the enclosed form of proxy intend to vote at the Meeting on the re-appointment of PricewaterhouseCoopers, LLP, Chartered Accountants, as auditors of the Corporation and to authorize the Directors to fix their remuneration. The proposal requires the approval of a majority of the votes cast at the Meeting.

3.                                     Other Matters

The management of the Corporation knows of no other matters to come before the Meeting other than those referred to in the notice of meeting. Should any other matters properly come before the Meeting, the shares represented by the form of proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting by proxy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Compensation Program and Compensation Philosophy

The Corporation’s compensation philosophy establishes the foundation for its compensation program.  As a statement of policy, it;

•                  Supports the Corporation’s business strategies and desired organizational culture;

•                  States its desired competitive position and mix of compensation elements; and

•                  Is responsible to the Corporation’s objectives and employees wants and needs.

The goal of the Corporation’s executive compensation program is to attract, retain and motivate high quality executives and to encourage them to meet shareholders’ expectations by preserving and growing the business.  The compensation program is designed to communicate and focus the executives on critical business issues which ultimately increase long-term shareholder value.

The Corporation’s executives shall share in the financial results of the Corporation.  The extent to which an executive will share in the Corporation’s success will be dependent upon his position, responsibility and overall impact.  Total pay will also reflect both the shared efforts of the leader ship team and the Corporation’s success through the use of short and long term incentives.

The Corporation’s executive compensation program adequately achieve the desired goal by offering the executives a competitive cash-based remuneration package comprised of base salary and annual short term incentives as well as offering the executives the opportunity to share the Corporation’s growth through stock options.

Composition of the Compensation Committee and review Process

The Compensation Committee of the Board considers and approves compensation, remuneration and incentive arrangements for Directors, senior officers of the Corporation. The members of the Compensation Committee are Messrs. Victor Bradley, Staph Bakali and Norman Storm. Mr. Bakali is Chairman of the Compensation Committee. None of the Compensation Committee members had any interest in material transactions involving the Corporation nor was any member of the Compensation Committee indebted to the Corporation, nor was, at any time, an officer or employee of the Corporation or any of its subsidiaries.

The Compensation Committee establishes senior officer compensation, determines the general compensation structure, policies and programs of the Corporation, including the extent and level of participation in incentive programs in conjunction with the Board, evaluates the performance of the Chief Executive Officer and delivers an annual report to the shareholders on executive compensation.  The Compensation Committee has also been mandated to review the adequacy and form of the compensation of Directors and to ensure that such compensation realistically reflects the responsibilities and risk involved in being an effective director.

The Compensation Committee is composed entirely of independent Directors and meets at least twice a year to receive information on and determine matters regarding executive compensation in accordance with policies approved by the Board.

The Committee reviews the base salary of senior officers, including the Named Executive Officers, on an annual basis. The base salaries of senior officers are established with reference to their responsibilities, experience, specific competencies and performance of the Corporation. Current salaries are generally equivalent to the targeted competitive positions.

Elements of Executive Compensation

The compensation awarded to Named Executive Officers, is comprised of the following four elements in order to reflect the philosophy and achieve the goals established by the Corporation’s executive compensation program.

The base salary is established with reference to the position, responsibility experience and overall impact of the executive officer. The Compensation Committee review such base salaries annually in order to ensure that they remain competitive compared to, among other things, the Corporation’s peer group (which included as of the last review performed in May 2008 Agnico-Eagles Mines Ltd., Iamgold Corporation, Miramar Mining Corporation, European Goldfields Ltd., Novagold Resources Inc., Gammon Gold Inc., Shore Gold Inc., Jaguar Mining Inc. Alamos Gold Inc., Aurizon Mines Ltd. and Crystallex International Corporation).

The Corporation provides a cash-based annual incentive compensation to officers, including the Named Executive Officers. Cash bonuses are based on the achievement of financial and non-financial performance objectives that are established annually by the Compensation Committee based on recommendations by the Chief Executive Officer. Part of the annual incentive amount payable to each executive is based upon the achievement of such performance targets or objectives. For the financial year 2008, the Compensation Committee considered the following achievements:

Resource and Feasibility

•                  Filing of a positive NI 43-101 Preliminary Assessment report with respect to the Corporation’s Canadian Malartic project in March 2008;

•                  Filing of a new NI 43-101 compliant resource update in September 2008 showing a 92% conversion from Inferred Resource to Measured and Indicated Resource category;

•                  Filing of a positive Final Feasibility Study (“Feasibility Study”) on the Canadian Malartic project showing a 5% discount value of 1 billion dollars,

•                  Defining of a NI 43-101 compliant 6.3 million ounces in Proven and Probable reserves, 1.4 million ounces in Measured and Indicated Resource, 0.72 million ounces in inferred Resource category for total resource of 8.4 million ounces and a similar amount of silver;

•                  Filing of a NI 43-101 compliant Inferred resource for South Barnat published at the end of January 2009;

Permitting

•                  Environmental Impact Assessment (“EIA”) study filed in September 2008;

•                  Tailings pond framework agreement concluded with the Government of Québec;

•                  Obtaining of all permits for the development of the 160 residential lots in the new sector of the Town of Malartic;

•                  Obtaining of all permits for the construction of 3 institutional building;

Government Relations

•                  The Government of Québec has received presentations on all aspects of the project at all levels of government which created awareness of the positive impacts of the project;

Work Executed

•                  Over 237,000 meters of NQ core drilling was completed;

•                  All borrow pits and roads prepared and are ready for mine construction;

•                  All geotechnical and hydro geological field studies completed;

•                  All EIA and Feasibility Study component studies completed;

Relocation

•                  77 houses purchased by the Corporation in 2008;

•                  60 homes moved to new lots;

•                  190 fully serviced residential lots;

•                  3 new holes constructed to complete the relocation of the golf course;

•                  6 multi-units housing (quadruplex) completed;

•                  Initiated construction of an elementary school having a capacity of 415 students;

•                  Initiated construction of Adult training center underway;

•                  Initiated construction of Daycare;

•                  Subsidized senior home in final design

•                  Community center in final design;

•                  Elderly long-term care facility in final design;

Funds Raised 2008

A total of $142 million dollars raised in 2008 including:

•                  $20 million dollars unsecured loan through the Convertible Loan Agreement from Fund QFL in May 2008;

•                  Commitment of approximately U.S. $83 million through the Master Funding and Lease Agreement with Caterpillar Financial Services Limited completed in June 2008;

•                  $12.25 million dollars in flow through financing issued in September 2008;

Awards Received

•                  Prospector of the Year award at Prospectors and Developers Association of Canada (“PDAC”);

•                  Québec E3 award for Environmental excellence in exploration;

•                  Social and Economic development award for the Abitibi Region;

Corporate Profile and Equity Activities

•                  Negotiation underway with several institutions on financing proposals that will contribute to the overall project finance package;

•                  Over 80 million shares trading in 2008 showing significant increase in volumes and liquidity in the stock;

•                  Increase coverage of the Corporation by financial analysts;

•                  Over 200 members of the investment community have visited the Canadian Malartic project; and

•                  Senior executives have made over 300 presentations to the investment community.

The Committee is committed to tying executive compensation to both corporate results and individual performance. Thus, the balance of incentive compensation rewards individual performance and other significant contributions or achievements that relate directly to the areas of operations for which the individual is responsible. Each year the Committee approves the performance objectives or targets at the beginning of the year. The Board of Directors, upon recommendation of the Committee, approves the final bonus awards.

The Stock Option Plan serves as a long-term incentive plan, pursuant to which stock options may be granted to senior officers of the Corporation, including the Named Executive Officers, Directors of the Corporation and any key employee of the Corporation designated as such by the Board of Directors. This component of compensation is a major component of total compensation for senior officers and is intended to retain the services of valued employees, motivate them to take actions that enhance shareholder value and align their interests with those of the shareholders.

The Board of Directors, upon recommendation from the Committee, manages the Stock Option Plan with full authority and considers option grants annually. The number of options granted each year is recommended by the President and Chief Executive Officer, to the Committee, other than for himself, based on his assessment of the performance or contribution of each individual. The Committee in turn, makes recommendations to the Board of Directors. The Board of Directors may take into consideration the number and term of options previously granted when making the decision to grant additional options.

The Corporation also offers employee benefits which include health and life insurance benefits and a share purchase plan.  These benefits plans are offered to executive and salaried employees of the Corporation.  The Corporation offers no pension plan to any of its senior executives or employees.

Report on Executive Compensation

The Compensation Committee meets at least twice a year to receive information on and determine matters regarding executive compensation in accordance with policies approved by the Board of Directors. The Compensation Committee met three times during the year ending December 31, 2008.

Summary Compensation Table

The following table sets forth information concerning the compensation paid to the Corporation’s President and Chief Executive Officer, Chief Financial Officer and named executive officers (the “Named Executive Officers”) as required to be disclosed in accordance with applicable securities regulations during the Corporation’s financial year ended December 31, 2008:

“Name Executive Officers” or “NEOs” means the following individuals:

(a)                                  each Chief Executive Officer;

(b)                                 each Chief Financial Officer;

(c)                                  each of your Corporation’s three most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds $150,000; and

(d)                                 any additional individuals for whom disclosure would have been provided under (c) except that the individual was not serving as an officer of the Corporation at the end of the most recently completed financial year-end.

Such information includes the following: the salary earned, the bonus, any other compensation, including the specific benefits and other personal benefits, the options granted under the stock option plan of the Corporation (the “Stock Option Plan”) and any other compensation which is not disclosed elsewhere.

As at December 31, 2008, the end of the most recently completed financial year of the Corporation, the Corporation had five Named Executive Officers, whose names and positions held within the Corporation are set out in the summary compensation table below.

Summary Compensation Table

					Non-Equity Incentive Plan Compensation ($)
Name and Principal Position	Year	Salary ($)	Share-Based Awards ($)	Option-Based Awards (3) ($)	Annual Incentive Plan	Long- Term Incentive Plan	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Sean Roosen(1) President and Chief Executive Officer	2008	495,000	—	372,000	495,000	—	—	—	1,362,000
Robert Wares Executive Vice President and Chief Operating Officer	2008	420,000	—	325,500	420,000	—	—	—	1,165,500
John Burzynski(2) Vice President of Corporate Development	2008	400,000	—	325,500	400,000	—	—	—	1,125,000
Bryan A. Coates Vice President, Finance and Chief Financial Officer	2008	410,000	—	372,000	410,000	—	—	—	1,192,000
Luc Lessard Vice President, Engineering and Construction	2008	296,250	—	186,000	325,875	—	—	—	622,311

Notes:
(1)	Mr. Roosen is also Chief Operating Officer of EurAsia Holding AG, principal shareholder of the Corporation.
(2)	Mr. Burzynski is also the Vice President, Corporate Development of EurAsia Holding AG, principal shareholder of the Corporation.
(3)

Based on the grant date fair value of stock options under the Stock Option Plan. Specifically a Black-Scholes option pricing model was used with the following assumptions determined on the date of grant: risk free interest of 3%, expected average life of 3 years, expected volatility of 60% and excepted dividend yield of 0%.

Incentive Plan Awards

The table below sets forth a summary of all awards outstanding at the end of the financial year ended December 31, 2008.  Closing price of the common shares of the Corporation on the TSX as of December 31, 2008 was $3.64.

Outstanding Share-Based Awards and Option-Based Awards

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In- the-Money Options ($)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-Based Awards that have not Vested ($)
Sean Roosen President and Chief Executive Officer	200,000 400,000	3.125 2.200	02/11/2009 09/09/2013	103,000 576,000	—	—
Robert Wares Executive Vice President and Chief Operating Officer	200,000 200,000 350,000	0.100 3.125 2.200	19/09/2009 02/11/2009 09/09/2013	708,000 103,000 504,000	—	—

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In- the-Money Options ($)	Number of Shares or Units of Shares that have not Vested (#)	Market or Payout Value of Share-Based Awards that have not Vested ($)
John Burzynski Vice President of Corporate Development	200,000 350,000	3.125 2.200	02/11/2009 09/09/2013	103,000 504,000	—	—
Bryan A. Coates Vice President, Finance and Chief Financial Officer	1,000,000 400,000	5.325 2.200	01/05/2012 09/09/2013	— 576,000	—	—
Luc Lessard Vice President, Engineering and Construction	500,000 200,000	5.460 2.200	20/09/2012 09/09/2013	— 288,000	—	—

The following table discloses the aggregate dollar value that would have been realized if the options under the option-based award had been exercised on the vesting date and the aggregate value realized upon vesting of share-based awards.

Name	Option-Based Awards – Value Vested during the Year (1) ($)	Share-Based Awards – Value Vested during the year ($)	Non-Equity Incentive Plan Compensation – Value earned during the Year ($)
Sean Roosen President and Chief Executive Officer	—	—	—
Robert Wares Executive Vice President and Chief Operating Officer	—	—	—
John Burzynski Vice President of Corporate Development	—	—	—
Bryan A. Coates Vice President, Finance and Chief Financial Officer	—	—	—
Luc Lessard Vice President, Engineering and Construction	—	—	—

Notes:
(1)

Only one sixth (1/6) of the Options granted to the NEO in 2008 vested during said year; as this vesting was at the time of grant and because such grant was made at market price, the value vested during the year of the Option based award (i.e. the difference between the market price of a common share of the Corporation and the exercise price of an option times all vested options) was equal to $0 for all NEO.

Security-Based Compensation Arrangements

Stock options granted or securities issued by the Corporation pursuant to the Corporation’s security-based compensation arrangements are governed by one of the following plans: the Employee Share Purchase Plan and the Stock Option Plan.

The Employee Share Purchase Plan

The Employee Share Purchase Plan provides for the acquisition of Common Shares by Eligible Employees (as hereinafter defined) for the purpose of advancing the interests of the Corporation through the motivation, attraction and retention of employees of the Corporation and to secure for the Corporation and the shareholders of the Corporation the benefits inherent in the ownership of Common Shares by employees of the Corporation, it being generally recognized that employee due to the opportunity offered to them to acquire a proprietary interest in the Corporation.

The Stock Option Plan

The purpose of the Stock Option Plan is to advance the interests of the Corporation by encouraging the Directors, officers, management, consultants and employees of the Corporation and its subsidiaries to acquire shares in the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and its subsidiaries and furnishing them with additional incentive in their efforts on behalf of the Corporation and its subsidiaries.

Who is eligible to participate?

The Employee Share Purchase Plan

Participants in the Employee Share Purchase Plan are employees, including full-time and part-time salaried employees of the Corporation and of any affiliates of the Corporation designated by the Board of Directors of the Corporation or by the committee of the Board of Directors authorized to oversee the Employee Purchase Plan (the “Designated Affiliates”), who have provided services to the Corporation or to any Designated Affiliates for at least 60 days (the “Eligible Employees”). The committee of the Board of Directors authorized to oversee the Employee Purchase Plan may elect, in its absolute discretion, to waive such 60 day period or to determine that the Employee Purchase Plan does not apply to any Eligible Employee.

The Stock Option Plan

Pursuant to the Stock Option Plan, options may be granted in favour of Directors, officers, employees and consultants providing ongoing services to the Corporation.

What is the term and vesting schedule of stock options or of the securities issuable under the security-based compensation arrangements?

The Employee Share Purchase Plan

Under the Employee Share Purchase Plan, any Eligible Employee may elect to contribute money on an ongoing basis. The Corporation will deduct from the remuneration of the Eligible Employee the Eligible Employee Contribution in equal instalments starting on the first day of such quarter and held these amounts in trust for the Eligible Employee. As soon as practicable following March 31, June 30, September 30 and December 31 in each calendar year, the Corporation will credit the Eligible Employee with and therefore hold in trust for the Eligible Employee an amount equal to 60% of the Eligible Employee’s Contribution then held in trust by the Corporation and shall issue for the account of each Eligible Employee fully paid and non-assessable Common Shares equal in value to the aggregate contribution held in trust as of such date by the Corporation. The Corporation’s Contribution will vest on every January 31 of the calendar year following their issuance. No fraction of a Common Share shall be issued to the Eligible Employees, but any unused balance of the aggregate contribution shall be held in trust for the Eligible Employee until used in accordance with the Employee Share Purchase Plan.

Although the Share Purchase Plan was approved by the shareholders on May 8, 2008, it was only implemented by the Corporation as of January 1st, 2009.

The Stock Option Plan

The options granted under the Stock Option Plan, shall be exercised within a period of time fixed by the Board of Directors, not to exceed 10 years from the date the option is granted (the “Option Period”). The options shall vest and may be exercised during the Option Period in such manner as the Board of Directors may fix by resolution. The options which have vested may be exercised in whole or in part at any time and from time to time during the Option Period.

How many securities are authorized to be issued under the security-based compensation arrangements and what percentage of the Corporation’s shares outstanding do they represent?

The maximum of Common Shares made available for the Employee Share Purchase Plan shall not exceed 5% of the issued and outstanding Common Shares at all times.

The aggregate number of Common Shares to be delivered upon the exercise of all options granted under the Stock Option Plan shall not exceed the greater of 10% of the issued and outstanding Common Shares at the time of granting of options (on a non-diluted basis) or such other number as may be approved by the TSX and the shareholders of the Corporation from time to time.

The following table shows, as of December 31, 2008, aggregated information for the Corporation’s compensation plans under which equity securities of the Corporation are authorized for issuance from treasury.

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Common Shares Remaining Available for Future Issuance Under the Equity Compensation Plans
Equity Compensation Plans of the Corporation approved by the shareholders	10,043,100	3.680	6,604,194
Equity Compensation Plans of the Corporation not approved by the shareholders	N/A	N/A	N/A
Total:	10,043,100	3.680	6,604,194

As at April 30, 2009, 9,235,701 Common Shares were issuable upon the exercise of outstanding options representing 3.59% of the issued and outstanding Common Shares. Such options were exercisable at exercise prices ranging from $0.10 to $5.61 per share and were due to expire up to April 2014.

During 2008, 375,000 options were granted to Directors of the Corporation under the Stock Option Plan.  During 2008, 1,375,000 options were exercised by Directors of the Corporation under the Stock Option Plan.  The foregoing figures take into account options granted or exercised by directors that are not Names Executive Officers of the Corporation.

What is the maximum percentage of securities available under the security-based compensation arrangements to Corporation’s insiders?

In order that the Stock Option Plan together with the Employee Share Purchase Plan comply with stock exchange rules, a provision was added to the Stock Option Plan and to the Employee Share Purchase Plan to provide that:

(a)         The number of shares issuable to insiders, from time to time, under all security based compensation arrangements may not exceed 10% of the total number of issued and outstanding Common Shares; and

(b)        The number of shares issued to insiders under all security based compensation arrangements during any one-year period may not exceed 10% of the total number of issued and outstanding Common Shares.

What is the maximum number of securities any one person is entitled to receive under the security-based compensation arrangements and what percentage of the Corporation’s outstanding capital does this represent?

The Employee Share Purchase Plan

The Eligible Employee’s Contribution shall be of a minimum of $100 a month but shall not exceed in any event 10% (unless otherwise provided by the committee authorized to oversee the Employee Purchase Plan) of the Eligible Employee’s basic annual remuneration (exclusive of any overtime pay, bonuses or allowances of any kind whatsoever) before deduction and shall be subject to a maximum contribution of $1,250 per month.

The Stock Option Plan

The number of shares subject to an option granted to a participant under the Stock Option Plan shall be determined in the resolution of the Board of Directors and no participant shall be granted an option which exceeds 5% of the issued and outstanding Common Shares of the Corporation at the time of granting of the option.

How is the exercise price determined under the security-based compensation arrangements?

The Employee Share Purchase Plan

The Common Shares issued under the Employee Share Purchase Plan shall be issued at the weighted average closing price of the Corporation’s Common Share as listed on the TSX for the 20 consecutive trading days prior to the end of each applicable financial quarter of the Corporation.

The Stock Option Plan

The exercise price of the options granted under the Stock Option Plan will be established by the Board of Directors subject to the rules of the regulatory authorities having jurisdiction over the securities of the Corporation. The exercise price at the time of the grant of the options shall not be less than the closing market price of the Common Shares listed on the TSX on the day prior to their grant.

Under what circumstances is an individual no longer entitled to participate?

The Employee Share Purchase Plan

Under the Employee Share Purchase Plan, an Eligible Employee shall automatically ceased to be entitled to participate in the Employee Share Purchase Plan, upon termination of the employment of the Eligible Employee with or without cause by the Corporation or the Designated Affiliate or cessation of employment of the Eligible Employee with the Corporation or a Designated Affiliate as a result of resignation or otherwise other than retirement of the Eligible Employee after having attained a stipulated age in accordance with the Corporation’s normal retirement policy or earlier with the Corporation’s consent.

The Stock Option Plan

If a participant to the Stock Options Plan shall cease to be a director, officer, manager, consultant or employee of the Corporation or a subsidiary for any reason (other than disability, retirement with the consent of the Corporation or death) the options granted to such participant may be exercised in whole or in part by the participant during a period commencing on the date of such cessation and ending 90 days thereafter or on the expiry date, which ever comes first. If a participant to the Stock Option Plan shall cease to be a director, officer, manager, consultant or employee of the Corporation or a subsidiary by reason of disability or retirement with the consent of the Corporation, the options granted to such participant may be exercised in whole or in part by the participant, during a period commencing on the date of such termination and ending one year thereafter or on the expiry date, whichever comes first. In the event of the death of the participant, the options previously granted to such participant shall automatically vest and may be exercised in whole or in part by the legal person representative of the participant for a period of one year or until the expiry date, whichever comes first.

Can stock options or rights held pursuant to the security-based compensation arrangements be assigned or transferred?

All benefits, rights and options accruing to any participant in accordance with the terms and conditions of the Employee Share Purchase Plan and of the Stock Option Plan shall not be transferable unless under the laws of descent and distribution or pursuant to a will. All options and such benefits and rights may only be exercised by the participant or Eligible Employee.

How are the security-based compensation arrangements amended? Is shareholder approval required?

The Employee Share Purchase Plan

The committee authorized by the Board of Directors to oversee the Employee Share Purchase Plan has the following rights, without the approval of the shareholders of the Corporation:

(a)           to suspend or terminate and to re-instate the Employee Share Purchase Plan;

(b)           to make any amendment of a “housekeeping” nature, including, without limitation, amending the wording of any provision of the Employee Share Purchase Plan for the purpose of clarifying the meaning of existing provisions or to correct or supplement any provision of the Employee Share Purchase Plan that is inconsistent with any other provision of the Employee Share Purchase Plan, correcting grammatical or typographical errors and amending the definitions contained in the Employee Share Purchase Plan;

(c)           to make any amendment to comply with the rules, policies, instruments and notices of any regulatory authority to which the Corporation is subject, including the TSX, or to otherwise comply with any applicable law or regulation;

(d)           to make any amendment to the vesting provisions of the Employee Share Purchase Plan;

(e)           to make any amendment to the provisions concerning the effect of the termination of an Eligible Employee employment or services on such Eligible Employee’s status under the Employee Share Purchase Plan;

(f)            to make any amendment to the categories of persons who are Eligible Employees;

(g)           to make any amendment to the contribution mechanics of the Employee Share Purchase Plan; and

(h)           to make any amendment respecting the administration or implementation of the Employee Share Purchase Plan.

The committee authorized by the Board of Directors to oversee the Employee Share Purchase Plan, may with the approval of the shareholders of the Corporation by ordinary resolution, make any other amendment to the Employee Share Purchase Plan not mentioned hereinabove, including, but not limited to change the number of Common Shares issuable from treasury under the Employee Share Purchase Plan, including an increase to the fixed maximum number of Common Shares or a change from a fixed maximum number of Common Shares to a fixed maximum percentage. Notwithstanding the foregoing, any amendment to the Employee Share Purchase Plan shall be subject to the receipt of all required regulatory approvals including, without limitation, the approval of the TSX.

The Stock Option Plan

The Board of Directors may, without the approval of the shareholders of the Corporation but subject to receipt of requisite approval from the TSX, in its sole discretion make the following amendments to the Stock Option Plan:

(a)           any amendment of a housekeeping nature;

(b)           a change to the vesting provisions of an option or the Stock Option Plan;

(c)           a change to the termination provisions of an option or the Stock Option Plan which does not entail an extension beyond the original expiry date; and

(d)           the addition of cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Stock Option Plan reserve.

The approval of the Board of Directors and the requisite approval from the TSX and the shareholders shall be required for any of the following amendments to be made to the Stock Option Plan:

(a)           any amendment to the number of shares issuable under the Stock Option Plan, including an increase in the fixed maximum number of shares or a change from a fixed maximum number of shares to a fixed maximum percentage;

(b)           a reduction in the option price (other than for standard anti-dilution purposes) held by or benefiting an insider;

(c)           an increase in the maximum number of shares that may be issued to insiders within any one year period or that are issuable to insiders at any time;

(d)           an extension of the term of an option held by or benefiting an insider;

(e)           any change to the definition of “Participant” included in the Stock Option Plan which would have the potential of broadening or increasing insider participation;

(f)            the addition of any form of financial assistance;

(g)           any amendment to a financial assistance provision which is more favourable to optionees;

(h)           the addition of a cashless exercise feature, payable in cash or securities, which does not provide for a full deduction of the number of underlying securities from the Stock Option Plan reserve;

(i)            the addition of a deferred or restricted share unit or any other provision which results in optionees receiving securities while no cash consideration is received by the Corporation; and

(j)            any other amendments that may lead to significant or unreasonable dilution in the Corporation’s outstanding securities or may provide additional benefits to the participants of the Stock Option Plan, especially insiders, at the expense of the Corporation and its existing shareholders.

Were any amendments made to the security-based compensation arrangements in the last fiscal year?

The Corporation has adopted on April 7, 2008, an Employee Share Purchase Plan and a new Stock Option Plan replacing the then existing stock option plan. These security-based compensation arrangements were approved by the shareholders of the Corporation at the Annual and Special Meeting of Shareholders held on May 8, 2008.

Does the Corporation provide any financial assistance to participants to purchase shares under the security-based compensation arrangements?

Under the Employee Share Purchase Plan, the Corporation will contribute to the Eligible Employee Contribution an amount equal to 60% of the Eligible Employee’s Contribution cumulated at the end of each interim period of the Corporation.

There is no provision allowing financial assistance under the Stock Option Plan.

Are there any adjustment provisions under the security-based compensation arrangements?

The Employee Share Purchase Plan

Under the Employee Share Purchase Plan, if there is a change of control of the Corporation, the Board of Directors shall have the power to determine that any Common Shares held in trust for an Eligible Employee shall be immediately deliverable to the Eligible Employee, that the Corporation’s Contribution shall immediately be made and the Common Shares shall be issued for the then Aggregate Contribution based on the Current Market Value of the Common Shares on the date of the change of control prior to the completion of the transaction which results in the change of control and that such Common Shares shall be immediately delivered to the Eligible Employees. In addition, in the event there is any change in the Common Shares, whether by reason of a stock dividend, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment shall be made by the committee authorized by the Board to oversee the Employee Share Purchase Plan in the number of Common Shares available under the Employee Share Purchase Plan. If such an adjustment shall result in a fractional Common Share, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of the Employee Share Purchase Plan.

The Stock Option Plan

Under the Stock Option Plan, if there is a change of control of the Corporation, the Board of Directors shall have the power to accelerate the time at which an option may first be exercised or the time during which an option or any part thereof will become exercisable including, without limitation, prior to or in connection with such change of control.

Under the Stock Option Plan, in the event that the outstanding shares of the Corporation are changed into or exchange for a different number of kind of shares or other securities of the Corporation, or in the event that there is a reorganization, amalgamation, consolidation, subdivision, reclassification, dividend payable in capital stock or other change in capital stock of the Corporation, then each participant holding an option shall thereafter upon the exercise of the option granted to him, be entitled to receive, in lieu of the number of shares to which the participant was theretofore entitled upon such exercise, the kind and amount of shares or other securities or property which the participant would have been entitled to receive as a result of any such event if, on the effective date thereof, the participant had been the holder of the shares to which he was theretofore entitled upon such exercise.

In the event the Corporation proposes to amalgamate, merge or consolidate with any other Corporation (other than with a wholly-owned subsidiary of the Corporation) or to liquidate, dissolve or wind-up, or in the event an offer to purchase the shares of the Corporation or any part thereof shall be made to all holders of shares of the Corporation, the Corporation shall have the right, upon written notice thereof to each participant, to require the exercise of the option granted pursuant to the Stock Option Plan within the thirty (30) day period next following the date of such notice and to determine that upon such thirty (30) day period, all rights of the participant to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have any further force or effect whatsoever.

Are there any blackout period provisions under the security-based compensation arrangements?

Under the Stock Option Plan, in the event that the term of an option expires during such period of time during which insiders are prohibited from trading in shares as provided by the Corporation’s insider trading policy, as it may be implemented and amended from time to time (the “Blackout Period”) or within 10 business days thereafter, the option shall expire on the date that is 10 business days following the Blackout Period. Although the Blackout Period would only cover insiders of the Corporation, the extension would apply to all participants who have options which expire during the Blackout Period.

Pension Plan Benefits

The Corporation has not adopted any retirement plan, pension plan or deferred compensation plan.

Termination of Employment, Change in Responsibilities and Employment

In 2007, the Corporation has entered into employment agreements with its five Named Executive Officers as described below. Save for salary adjustments, the following employment agreements remained unchanged in 2008.

On January 2, 2007, the Corporation entered into employment agreements with Sean Roosen, as President and Chief Executive Officer, Robert Wares, as Executive Vice President and Chief Operating Officer and John Burzynski, as Vice President Corporate Development.

The agreements stipulate among other things, a base salary and provide that in the event that the employment is terminated without cause, Messrs Roosen ($495,000 in 2008), Wares ($420,000 in 2008) and Burzynski ($400,000 in 2008) will be entitled, respectively, to be paid twenty-four months’ salary and benefits. The agreements also provide for thirty-six months’ salary in the event of termination in relation to a change of control.

Effective as of May 1, 2007, the Corporation entered into an employment agreement with Bryan A. Coates, as Vice President Finance and Chief Financial Officer. The agreement stipulates among other things, a base salary ($410,000 in 2008) and provides that in the event that the employment is terminated without cause, Mr. Coates will be entitled to be paid twelve months’ salary and benefits. The agreement also provides for twenty-four months’ salary in the event of termination in relation to a change of control.

Effective as of October 1, 2007, the Corporation entered into an employment agreement with Luc Lessard, as Vice President, Engineering and Construction. The agreement stipulates among other things, a base salary ($315,000 in 2008) and provides that in the event that the employment is terminated without cause, Mr. Lessard will be entitled to be paid twelve months’ salary and benefits. The agreement also provides for twenty-four months’ salary in the event of termination in relation to a change of control.

Compensation of Directors

The following table provides a summary of the compensation received by each of the Directors of the Corporation during the financial year ended December 31, 2008.

Name	Fees Earned ($)	Share-Based Awards ($)	Option-Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total ($)
Staph Leavenworth Bakali	98,500	—	69,750	—	—	—	168,250
Victor Bradley	127,000	—	69,750	—	—	—	196,750
André J. Douchane	88,500	—	69,750	—	—	—	158,250
Norman Storm	51,500	—	69,750	—	—	—	121,250
Serge Vézina	82,500	—	69,750	—	—	—	152,250

Directors’ Meeting Attendance

The Board of Directors held 11 meetings in 2008.  The Audit Committee held four meetings to review, among other things, the financial statements of the Corporation during 2008.  The Compensation Committee, the Governance / Nomination Committee, the Environment, Health and Safety Committee and the Special Committee each meet at least twice in 2008, or more frequently as deemed necessary by each such Committee.  Directors’ attendance at Board and Committee meetings is shown if the following table.

Name	Board Meetings	Committee Meetings	Total Board and Committee Meetings (#)	Total Board and Committee Meetings (%) (1)
Staph Leavenworth Bakali	9/11	17/17	26/28	93
Victor Bradley	11/11	17/17	28/28	100
André J. Douchane	9/11	15/15	24/26	92
Sean Roosen	11/11	N/A	11/11	100
Norman Storm	10/11	5/5	15/16	94
Serge Vézina	9/11	11/11	20/22	91
Robert Wares	11/11	3/3	14/14	100

Notes:

(1)         Rounded to the nearest percent.

Shareholder Return Performance Graph

The following performance graph compares the cumulative total shareholder return for an investment of $100 in the Common Shares of the Corporation on December 31, 2003 against the cumulative shareholder return of the S&P/TSX Composite Index for the five most recently completed financial years of the Corporation, assuming the reinvestment of all dividends.

Comparison if Five Year Cumulative Total Shareholder Return of the

Common Shares of the Corporation and the S&P/TSX Composite Index

	Osisko Mining Corporation	S&P/TSX Composite Index
December 31, 2003(1)	$100	$100
December 31, 2004(1)	$72	$112
December 31, 2005(1)	$403	$137
December 31, 2006(1)	$2,875	$157
December 31, 2007(1), (2)	$3,065	$168
December 31, 2008(2)	$1,891	$109

Notes:

(1)                                  On June 21, 2007, the Corporation completed a two-for-one stock-split whereby each shareholder received one additional Common Share for every Common Share owned. The cumulative shareholder return on the Common Shares of the Corporation for 2003 to 2007 is adjusted to reflect the split.

(2)                                  The Corporation graduated to the TSX on November 15, 2007, and its Common Shares were listed and posted for trading on the TSX as of the opening of markets on November 15, 2007.

Indebtedness to the Corporation of Directors and Executive Officers

No amounts are owed to the Corporation by any director or executive officer of the Corporation.

Certain Relationships and Related Transactions and Interest of Insiders in Material Transactions

To the knowledge of the Corporation, no director or executive officer or any other insider of the Corporation or person in relation or being part of the same group as said officials has any material interest in a transaction having been concluded since the beginning of the last fiscal year or has an interest in any planned transaction that has or could affect in a material manner the Corporation.

Directors’ and Officer’s Liability Insurance

The Corporation maintains liability insurance for its Directors and officers acting in their respective capacities. The policy contains standard industry exclusions, and no claims have been made thereunder to date. The insurance coverage is fixed at $10,000,000 and the insurance premium is $39,400.

AUDIT COMMITTEE INFORMATION

Audit Committee Charter

The Audit Committee has a formal charter, the text of which is attached to this Management Proxy Circular as Schedule “A”. The Audit Committee Charter sets out the mandate and responsibilities of the Audit Committee after careful consideration of Regulation 52-110 respecting Audit Committees (“Regulation 52-110”) of the Canadian Securities Administrators and other applicable policies.

Composition of Audit Committee

Name	Independent	Financially Literate
Staph Leavenworth Bakali	Yes	Yes
Victor Bradley (1)	Yes	Yes
André J. Douchane	Yes	Yes

Note:

(1)           Chairman of the Audit Committee.

The Audit Committee is comprised of three Directors, all of whom are independent under Regulation 52-110. All the members of the Committee are “financially literate” and have the ability to read and understand a set of financial statements.

Relevant Education and Experience

The education and experience of each Audit Committee member that is relevant to the performance of his responsibilities are as follows:

Mr. Leavenworth Bakali has a Master’s degree in Management from the University of London (London Business School) and over twenty years of international business experience, primarily in the biotechnology sector. His experience includes five years in senior management with publicly traded companies.  Mr. Bakali is the President and CEO of Genocea Biosciences, and Chairman of LeapFrog Investment LLP, a company active in the financial services sector.  He was the Chief Operating Officer of ID Biomedical Corporation from February 2004 until April 2006 and was the Chief Operating Officer of Powderject Pharma from January 2001 until February 2004. Mr. Bakali is also a non executive director of Intercell A.G.

Mr. Bradley is a Chartered Accountant with over forty years experience in the minerals industry. His experience includes 15 years with Cominco Ltd., where he held a wide variety of financial positions including Controller. He is currently the Executive Deputy Chairman of the Board of Directors of Nevoro Inc., and a director of Nortec Ventures Corp.  Mr. Bradley founded and was lead Director of Yamana Gold Inc., a Toronto-based mining company. In recent years, he was a director of public mining companies including AIM Resources Limited, Frontier Pacific Mining Corporation, Aura Minerals Inc., Meridian Gold Inc. and Castillian Resources Corp.

Mr. Douchane has over thirty five years of experience in the mining industry at all levels. Mr. Douchane is a holder of a B.S. in Mining Engineering from the New Mexico Institute of Mining and Technology. He also completed the Executive Business Program at the Kellogg School of Business. Mr. Douchane is currently President and Chief Executive Officer of Starfield Resources Inc., an issuer listed on the TSX.  Mr. Douchane is also currently acting as Chairman of the Board of North American Palladium Ltd. He was President and Chief Executive Officer of North American Palladium Ltd. from April 2003 until December 2005. Prior to April 2003, he was Vice-President Operations of Franco Nevada.

The audit committee meets on a quarterly basis and holds special meetings as circumstances require. All members attended the 4 meetings of the audit committee held during the last fiscal year.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed financial year have any recommendations by the audit committee respecting the appointment and/or compensation of the Corporation’s external auditors not been adopted by the Board of Directors.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s most recently completed financial year has the Corporation relied on exemptions in relation to “De Minimus Non-Audit Services” or any exemption provided by Part 8 of Regulation 52-110.

Pre-Approval Policies and Procedures

The Audit Committee approves the engagement terms for all audit and non-audit services to be provided by the Corporation’s accountants before such services are provided to the Corporation or any of its subsidiaries.

External Auditor Service Fees

The fees charged to the Corporation by its external auditor in each of the last two fiscal years are as follows:

	2008 Fiscal Year	2007 Fiscal Year
Audit Fees (1)	$78,000	$55,855
Audit Related Fees (2)	$42,000	$115,950
Tax Fees(3)	$137,525	$51,500
Other(4)	—	$84,300
Total	$257,525	$307,605

Note:

(1)                                  Audit fees include fees for services related to the audit of the Corporation’s financial statements.

(2)                                  Audit-related fees include fees for services related to the review of the Corporation’s financial statements. Moreover, the 2007 Audit-related fees include services rendered in connection with the consents and comfort letters for the Corporation’s prospectus.

(3)                                  Tax fees include fees for preparation and review of tax returns, tax ruling services and tax opinions.

(4)                                  Other fees include fees incurred in its compliance with Regulation 52-109.

CORPORATE GOVERNANCE PRACTICES

The Board of Directors of the Corporation considers good corporate governance to be important to the effective operations of the Corporation and to ensure that the Corporation is managed so as to enhance shareholder value. The Board of Directors is responsible for ensuring that the Corporation addresses all relevant corporate governance issues in compliance with the corporate governance guidelines set forth in Policy Statement 58-201 of the Canadian Securities Administrators.

The Corporation’s disclosure of corporate governance practices pursuant to Regulation 58-101 respecting Disclosure of Corporate Governance Practices (“Regulation 58-101”) is set out in Schedule “B” to this Management Proxy Circular in the form required by Form 58-101F1.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Financial information is provided in the Corporation’s financial statements and Management’s Discussion and Analysis for the year ended December 31, 2008 a copy of which may be obtained on request to André Le Bel, Vice President Legal Affairs and Corporate secretary, 1100 De La Gauchetière West, Suite 300, Montréal, Québec, H3B 2S2. The Corporation may require the payment of a reasonable charge when the request is made by someone other than a shareholder.

APPROVAL OF CIRCULAR

The Board of Directors of the Corporation has approved the contents of the Management Proxy Circular and its sending to the shareholders.

Montréal, Québec, May 21, 2009

OSISKO MINING CORPORATION

Per:	(s) André Le Bel
André Le Bel Vice President Legal Affairs and Corporate secretary

SCHEDULE “A”

OSISKO MINING CORPORATION (the “Corporation”)

AUDIT COMMITTEE CHARTER

I.                                        PURPOSES OF THE AUDIT COMMITTEE

The purposes of the Audit Committee are to assist the Board of Directors:

1.                                       in its oversight of the Company’s accounting and financial reporting principles and policies and internal audit controls and procedures;

2.                                       in its oversight of the integrity and transparency of the Company’s financial statements and the independent audit thereof;

3.                                       in selecting, evaluating and, where deemed appropriate, replacing the external auditors;

4.                                       in evaluating the independence of the external auditors;

5.                                       in its oversight of the Company’s risk identification, assessment and management program; and

6.                                       in the Company’s compliance with legal and regulatory requirements in respect of the above.

The function of the Audit Committee is to provide independent and objective oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and external to the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (iii) representations made by management as to non-audit services provided by the auditors to the Company.

The external auditors are ultimately accountable to the Board of Directors and the Audit Committee as representatives of shareholders. The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the external auditors.

i

The external auditors shall submit annually to the Company and the Audit Committee, as representatives of the shareholders of the Company, a formal written statement delineating all relationships between the external auditors and the Company (“Statement as to Independence”).

The external auditors shall submit annually to the Company and the Audit Committee a formal written statement of the fees billed in compliance with the disclosure requirements of Form 52-110F1 of National Instrument 52-110.

II.                                   COMPOSITION OF THE AUDIT COMMITTEE

The Audit Committee shall be comprised of three or more independent directors as defined under applicable legislation and stock exchange rules and guidelines and are appointed by the Board of Directors. Determination as to whether a particular director satisfies the requirements for membership on the Audit Committee shall be made by the Board of Directors.

All members of the Committee shall be financially literate (able to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements), and at least one member of the Committee shall have accounting or related financial expertise or sophistication as such qualifications are interpreted by the Board of Directors in light of applicable laws and stock exchange rules. The later criteria may be satisfied by past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer of an entity with financial oversight responsibilities.

III.                              MEETINGS, STRUCTURE AND OPERATIONS OF THE AUDIT COMMITTEE

The Audit Committee shall meet at least four times annually or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, and all other related matters. The Audit Committee may request any officer or employee of the Company or the Company’s external counsel or external auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Proceedings and meetings of the Audit Committee are governed by the provisions of General By-law no. 2005-1 relating to the regulation of the meetings and proceedings of the Board of Directors as they are applicable and not inconsistent with this Charter and the other provisions adopted by the Board of Directors in regards to committee composition and organization.

IV.                               DUTIES AND POWERS OF THE AUDIT COMMITTEE

To carry out its purposes, the Audit Committee shall have unrestricted access to information and shall have the following duties and powers:

1.             with respect to the external auditor,

(i)                                     to review and assess, annually, the performance of the external auditors, and recommend to the Board of Directors the nomination of the external auditors for

ii

appointment by the shareholders, or if required, the revocation of appointment of the external auditors;

(ii)           to review and approve the fees charged by the external auditors for audit services;

(iii)          to review and pre-approve all services other than audit services to be provided by the Company’s external auditors to the Company or to its subsidiaries, and associated fees and to ensure that such services will not have an impact on the auditor’s independence. The Audit Committee may delegate such authority to one or more of its members, which member(s) shall report thereon to the committee;

(iv)          to ensure that the external auditors prepare and deliver annually a Statement as to Independence (it being understood that the external auditors are responsible for the accuracy and completeness of such statement), to discuss with the external auditors any relationships or services disclosed in the Statement as to Independence that may impact the objectivity and independence of the Company’s external auditors and to recommend that the Board of Directors take appropriate action in response to the Statement as to Independence to satisfy itself of the external auditors’ independence;

(v)           to instruct the external auditors that the external auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the shareholders; and

2.             with respect to financial reporting principles and policies and internal controls,

(i)            to advise management that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

(ii)           to ensure that the external auditors prepare and deliver annually a detailed report covering 1) critical accounting policies and practices to be used; 2) material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; 3) other material written communications between the external auditors and management such as any management letter or schedule of unadjusted differences; and 4) such other aspects as may be required by the Audit Committee or legal or regulatory requirements;

(iii)          to consider any reports or communications (and management’s responses thereto) submitted to the Audit Committee by the external auditors, including reports and communications related to:

•                                       deficiencies noted following the audit of the design and operation of internal controls;

•                                       consideration of fraud in the audit of the financial statement;

•                                       detection of illegal acts;

•                                       the external auditors’ responsibilities under generally accepted auditing standards;

•                                       significant accounting policies;

iii

•                                       management judgements and accounting estimates;

•                                       adjustments arising from the audit;

•                                       the responsibility of the external auditors for other information in documents containing audited financial statements;

•                                       disagreements with management;

•                                       consultation by management with other accountants;

•                                       major issues discussed with management prior to retention of the external auditors;

•                                       difficulties encountered with management in performing the audit;

•                                       the external auditors judgements about the quality of the entity’s accounting principles; and

•                                       reviews of interim financial information conducted by the external auditors;

(iv)          to meet with management and external auditors:

•                                          to discuss the scope of the annual audit;

•                                          to discuss the audited financial statements, including the accompanying management’s discussion and analysis;

•                                          to discuss the unaudited interim quarterly financial statements, including the accompanying management’s discussion and analysis;

•                                          to discuss the appropriateness and quality of the Company’s accounting principles as applied in its financial reporting;

•                                          to discuss any significant matters arising from any audit or report or communication referred to in item 2 (iii) above, whether raised by management or the external auditors, relating to the Company’s financial statements;

•                                          to resolve disagreements between management and the external auditors regarding financial reporting;

•                                          to review the form of opinion the external auditors propose to render to the Board of Directors and shareholders;

•                                          to discuss significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the external auditors or management, and the financial impact thereof;

•                                          to review any non-routine correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies;

•                                          to review, evaluate and monitor the Company’s risk management program including the revenue protection program. This function should include:

•                  risk assessment;

•                  quantification of exposure;

•                  risk mitigation measures; and

iv

•                  risk reporting;

•                                          to review the adequacy of the resources of the finance and accounting group, along with its development and succession plans;

(v)           to discuss with the Chief Financial Officer any matters related to the financial affairs of the Company;

(vi)          to discuss with the Company’s Vice President Legal Affairs and Corporate Secretary any significant legal matters that may have a material effect on the financial statements, the Company’s compliance policies, including material notices to or inquiries received from governmental agencies;

(vii)         to review, and discuss with the Company’s Chief Executive Officer and Chief Financial Officer the procedure with respect to the certification of the Company’s financial statements pursuant to National Instrument 52-109 Certification of Disclosure in Issuer’s Annual and Interim Filings and any other applicable law or stock exchange rule.

3.                                       with respect to reporting and recommendations,

(i)            to prepare/review any report or other disclosures to be included in the Company’s annual information form and management information circular;

(ii)           to review and recommend to the Board of Directors for approval, the interim and audited annual financial statements of the Company, management’s discussion and analysis of the financial conditions and results of operations (MD&A) and the press releases related to those financial statements;

(iii)          to review and recommend to the Board of Directors for approval, the annual report, management’s assessment on internal controls and any other like annual disclosure filings to be made by the Company under the requirements of securities laws or stock exchange rules applicable to the Company;

(iv)          to review and reassess the adequacy of the procedures in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, other than the public disclosure referred to in paragraph 3(ii) above;

(v)           to review this Charter at least annually and recommend any changes to the Board of Directors;

(vi)          to review and reassess the adequacy of the Specific Code of Ethics governing Financial Reporting Officers at least annually or otherwise, as it deems appropriate, and propose recommended changes to the Board of Directors, and monitor compliance to said Code; and

(vii)         to report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate;

4.                                       to review, discuss with management, and approve all related party transactions;

5.                                       to establish and reassess the adequacy of the procedures for the receipt and treatment of any complaint regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential anonymous submissions by employees of concerns regarding questionable accounting or auditing matters in accordance with applicable laws and regulations; and

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6.                                       set clear hiring policies regarding partners, employees and former partners and employees of the present and, as the case may be, former external auditor of the Company.

V.                                    RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, as it shall determine, including the authority to engage external auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

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SCHEDULE “B”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

OSISKO MINING CORPORATION

(the “Corporation”)

The Corporation seeks to attain high standards of corporate governance. The Board of Directors has carefully considered the Corporate Governance Guidelines set forth in Policy Statement 58-201. A description of the Corporation’s corporate governance practices is set out below in response to the requirements of National Instrument 58-101 “Disclosure of Corporate Governance Practices” and in the form set forth in Form 58-101F1 “Corporate Governance Disclosure”.

Form 58-101-F1 - Corporate Governance Disclosure		The Corporation’s Practices

1.	Board of Directors

a) Disclose the identity of Directors who are independent.

The Board of Directors is composed of seven persons. Of those seven persons, Victor Bradley, Staph Leavenworth Bakali, André J. Douchane, Norman Storm and Serge Vézina are independent. These Directors are independent as none of them has a direct or indirect material relationship with the Corporation.

b) Disclose the identity of Directors who are not independent, and describe the basis for that determination.

Mr. Sean Roosen is not independent as he holds the position of President and Chief Executive Officer of the Corporation and Mr. Robert Wares is not independent as he holds the position of Executive Vice President and Chief Operating Officer of the Corporation.

c)   Disclose whether or not a majority of Directors are independent. If a majority of Directors are not independent, describe what the Board of Directors (the Board) does to facilitate its exercise of independent judgement in carrying out its responsibilities.

A majority of the Corporation’s Directors are independent.

d)   If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

Staph Leavenworth Bakali is is the President and CEO of Genocea Biosciences and the Chairman of LeapFrog Investment LLP. He is also a director of Intercell A.G.

Victor Bradley is the Executive Deputy Chairman of the Board of Directors of Nevoro Inc. and director of Nortec Ventures Corp.

André J. Douchane is also the Chairman of the Board of Directors of North American Palladium Ltd. as well as the President and Chief Executive Officer of Starfield Resources Inc.

i

Form 58-101-F1 - Corporate Governance Disclosure	The Corporation’s Practices

Sean Roosen is also director of Nevoro Inc.

Serge Vézina is also a director of Stornoway Diamond Corporation.

Robert Wares is also director of Augusta Resource Corporation, Bowmore Exploration Ltd. and Wildcat Silver Corporation.

e)   Disclose whether or not the independent Directors hold regularly scheduled meetings at which non-independent Directors and members of management are not in attendance. If the independent Directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent Directors do not hold such meetings, describe what the Board does to facilitate open and candid discussion among its independent Directors.

When required, the independent Directors hold scheduled meetings at which non-independent Directors and members of management are not in attendance. In 2008, none of such meetings were held.

f)    Disclosure whether or not the chair of the Board is an independent director. If the Board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the Board has neither a chair that is independent nor a lead director that is independent, describe what the Board does to provide leadership for its independent Directors.

Victor Bradley is Chairman of the Board of Director and an independent director.

g) Disclose the attendance record of each director for all Board meetings held since the beginning of the issuer’s most recently completed financial year.	The Board held 11 meetings in 2008. Directors attend meetings in person or by phone. Following is directors’ attendance at Board meetings held in 2008:

Staph Leavenworth	9/11
BakaliVictor Bradley	11/11
André J. Douchane	9/11
Sean Roosen	11/11
Norman Storm	10/11
Serge Vézina	9/11
Robert Wares	11/11

Form 58-101-F1 - Corporate Governance Disclosure		The Corporation’s Practices

2.	Board Mandate

a) Disclose the text of the Board’s written mandate. If the Board does not have a written mandate, describe how the Board delineates its role and responsibilities.

The Board supervises the management of the business and affairs of the Corporation and monitors the manner in which the Corporation conducts its business as well as the senior management responsible for the day-to-day operations of the Corporation. It sets the Corporation’s policies, assesses their implementation by management and reviews the results. The prime stewardship responsibility of the Board is to ensure the viability of the Corporation and to ensure that it is managed in the best interest of its shareholders as a whole while taking into account the interests of other stakeholders. The Board’s main expectations of the Corporation’s management are to protect the Corporation’s interests and ensure the long term growth of shareholder value.

3.	Position Descriptions

a)   Disclose whether or not the Board has developed written position descriptions for the chair and the chair of each Board committee. If the Board has not developed written position descriptions for the chair and/or the chair of each Board committee, briefly describe how the Board delineates the role and responsibilities of each such position.

The Board has developed written position descriptions for the Chair of the Board and the Chair of each Board committees.

b)   Disclose whether or not the Board and CEO have developed a written position description for the CEO. If the Board and CEO have not developed such a position description, briefly describe how the Board delineates the role and responsibilities of the CEO.

The Board and the Chief Executive Officer have developed a written position description for the Chief Executive Officer.

Form 58-101-F1 - Corporate Governance Disclosure		The Corporation’s Practices

4.	Orientation and Continuing Education

a)   Briefly describe what measures the Board takes to orient new Directors regarding

i)    the role of the Board, its committees and its Directors, and

ii)   the nature and operation of the issuer’s business.

Orientation and education of Directors is an ongoing matter. As such, ongoing informal discussions between management and members of the Board is encouraged and formal presentations by management throughout the year in addition to regularly scheduled site visits to the Corporation’s operations are mandated.

b)   Briefly describe what measures, if any, the Board takes to provide continuing education for its Directors. If the Board does not provide continuing education, describe how the Board ensures that its Directors maintain the skill and knowledge necessary to meet their obligations as Directors.

Orientation and education of Directors is an ongoing matter. As such, ongoing informal discussions between management and members of the Board is encouraged and formal presentations by management throughout the year in addition to regularly scheduled site visits to the Corporation’s operations are mandated.

5.	Ethical Business Conduct

	a) Disclose whether or not the Board has adopted a written code for the Directors, officers and employees. If the Board has adopted a written code:	The Board has adopted a written Code of Ethics for Directors, officers and employees

	i) disclose how a person or Corporation may obtain a copy of the code;	Copy of the Code of Ethics is available on the Corporation web site www.osisko.com.

ii) describe how the Board monitors compliance with its code, or if the Board does not monitor compliance, explain whether and how the Board satisfies itself regarding compliance with its code; and

The CEO and the Governance / Nomination Committee are responsible for promoting a Corporation culture which supports the highest of ethical standards, encourages personal integrity and assumes social responsibility.

The Corporation has adopted, from time to time, policies and guidelines relating to ethics that apply to all directors, officers and employees of the Corporation. Osisko’s Code of Ethics is reviewed on an annual basis as well as adherence thereto.

Osisko’s Code of Ethics establishes guidelines setting forth the ethical behaviour required from every director, officer and employee of the Corporation, including, but not limited to, conflict of interests, confidentiality, and respect of the law, of the health and security of people, of the environment, of employees, of communities where the Corporation does business and of competitors,

Form 58-101-F1 - Corporate Governance Disclosure	The Corporation’s Practices

suppliers and shareholders. Directors, officers and designated employees are required, on an annual basis, to declare their commitment to respect Osisko’s Code of Ethics.

Osisko’s Code of Ethics provides that directors, officers and employees must avoid conflicts of interests, both real and perceived. In practice, should a director have a material interest or be otherwise in conflict of interests as regards a transaction or agreement considered by the Board, he must disclose his conflict of interests and withdraw from any discussions, assessment or decision related to the particular transaction or agreement.

In addition, in compliance with its charter, the Audit Committee has established under the Corporation’s Internal Whistle Blowing Policy, a process for the receipt and treatment of all complaints concerning accounting, internal accounting controls, auditing or related matters submitted by any employee, including procedures for the confidential anonymous submissions by employees of concerns regarding said matters.

iii)    provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

None

b)   Describe any steps the Board takes to ensure Directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest.

In the event any transactions or agreements occur in respect of which a director or executive officer has a material interest, the matter must be initially reviewed by the audit committee and is then submitted to the Board of Directors. The Board may implement any measures that it finds necessary in order to ensure the exercise of independent judgment. In the event a director has a material interest in any transaction or agreement, such director will abstain from voting in that regard.

c) Describe any other steps the Board takes to encourage and promote a culture of ethical business conduct.

Through the above-noted methods, the Board encourages and promotes a culture of ethical business conduct. In addition, the Directors, officers and employees of the Corporation are expected to act and to hold their office within the best interests of the Corporation. The Corporation expects that all

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Form 58-101-F1 - Corporate Governance Disclosure		The Corporation’s Practices

Directors shall act in compliance of all laws and regulations applicable to their office as director of the Corporation.

6.	Nomination of Directors

a) Describe the process by which the Board identifies new candidates for Board nomination.

Governance / Nomination Committee recommend to the Board qualified candidates to be considered for nomination as Directors. Proposed nominations are subject to review and approval by the Board. Any new appointees or nominees to the Board must have a favourable track record in general business management, special expertise in areas of strategic interest to the Corporation, the ability to devote the time required and a willingness to serve as a director.

b)   Disclose whether or not the Board has a nominating committee composed entirely of independent Directors. If the Board does not have a nominating committee composed entirely of independent Directors, describe what steps the Board takes to encourage an objective nomination process.

The Corporation has a Governance / Nomination committee composed entirely of independent Directors.

c) If the Board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.

The Governance / Nomination Committee has the general mandate to (i) consider and assess all issues that may affect the Corporation in the areas of corporate governance and nomination generally; (ii) recommend actions or measures to the Board to be taken in connection with these two areas; and (iii) monitor the implementation and administration of such actions or measures, or of corporate policies and guidelines adopted by regulatory authorities or the Board with respect to said two areas. The Committee is also responsible for establishing practices which must be followed and should be in line with corporate governance rules and guidelines in effect from time to time by relevant authorities. The Committee is also responsible for recommending to the Board new candidates for Directors and to assist the Board in the assessment of the performance of senior officers, of the Board and its committees and of individual Directors.

Form 58-101-F1 - Corporate Governance Disclosure		The Corporation’s Practices

7.	Compensation

a) Describe the process by which the Board determines the compensation for the issuer’s Directors and officers.

The Compensation Committee establishes senior officer compensation, determines the general compensation structure, policies and programs of the Corporation, including the extent and level of participation in incentive programs in conjunction with the Board, evaluates the performance of the Chief Executive Officer and delivers an annual report to the shareholders on executive compensation. The Compensation Committee has also been mandated to review the adequacy and form of the compensation of Directors and to ensure that such compensation realistically reflects the responsibilities and risk involved in being an effective director.

The Compensation Committee meets at least twice a year to receive information on and determine matters regarding executive compensation in accordance with policies approved by the Board.

b)   Disclose whether or not the Board has a compensation committee composed entirely of independent Directors. If the Board does not have a compensation committee composed entirely of independent Directors, describe what steps the Board takes to ensure an objective process for determining such compensation.

The Compensation Committee oversees compensation matters and is composed entirely of independent Directors.

c) If the Board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The Compensation Committee is a committee of the Board, to which the Board delegates its responsibilities to determine the overall compensation of the Corporation’s executive officers and such other employees as the Compensation Committee may decide, and to oversee and advise the Board on the adoption of policies that govern the Corporation’s compensation and benefit programs.

The Compensation Committee has the general mandate to (i) consider and assess all issues that may affect the Corporation in the areas of compensation of executive officer and benefit plans; (ii) recommend actions or measures to the Board to be taken in connection with these two (2) areas; and (iii) monitor the implementation and administration of such actions or measures, or of corporate policies and guidelines adopted by regulatory authorities or

Form 58-101-F1 - Corporate Governance Disclosure	The Corporation’s Practices

the Board with respect to said two (2) areas.

The Compensation Committee makes recommendations to the Board relating to the compensation and evaluation of senior officers and directors of the Corporation.

The Compensation Committee will administer equity-based and employee benefits plans, and as such will discharge any responsibilities imposed on the Compensation Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans. The Compensation Committee may delegate to one or more executive officers the authority to make grants of stock options and stock awards to eligible individuals who are not executive officers. Any executive officer to whom the Compensation Committee grants such authority shall regularly report to the Compensation Committee grants so made. The Compensation Committee may revoke any such delegation of authority at any time.

d)   If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s Directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.

During the 2008 financial year, the Corporation did retain the services of the Hay Group Limited (“Hay”) as compensation consultant. Hay had been retained to conduct a competitive review of the Corporation’s senior executive officers’ compensation level as well as a review of the compensation level for directors.

Hay has not been retained for any other mandate.

Form 58-101-F1 - Corporate Governance Disclosure		The Corporation’s Practices

8.	Other Board Committees

If the Board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

Other than the Audit Committee, the Compensation Committee and the Governance / Nomination Committee, the Board has the following other committees:

The Environment, Health and Safety Committee is responsible to oversee various aspects of the activities of the Corporation in respect of the work environment (occupational health, safety and training matters), the human environment (corporate social responsibility matters) and the physical environment (environmental matters).

The Special Committee is responsible for reviewing and considering the liquidity requirements of the Corporation and the full range of strategic alternatives available to the Corporation for the purpose of determining if any transaction or transactions may be available to the Corporation. It shall review the terms of any proposed transaction and report, advise and make such recommendation to the Board as it considers appropriate.

9.	Assessments

Disclose whether or not the Board, its committees and individual Directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the Board satisfies itself that the Board, its committees, and its individual Directors are performing effectively.

The Board has not established any formal procedures for assessing the performance of the Board or its committees and members. Generally, those responsibilities have been carried out on an informal basis by the Board itself and by the Compensation Committee. Furthermore, it is the view of the Board that, in light of its small size and the close and open relationship among its members, the formality of a committee would not be as effective as the current management and is unnecessary.